Exhibit 10.2

AMENDMENT

This AMENDMENT (the “Amendment”) is entered into as of September 26, 2008, by and between ISTA Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and Highbridge International LLC (“Highbridge”).

RECITALS

WHEREAS, the Company issued $40,000,000 in aggregate principal amount of Senior Subordinated Convertible Notes (the “Notes”) pursuant to that certain Securities Purchase Agreement (the “Agreement”), dated June 22, 2006, by and among the Company and the investors party thereto;

WHEREAS, Highbridge purchased $2,000,000 in aggregate principal amount of Notes from the Company pursuant to the Agreement, and subsequently purchased an additional $20,000,000 and $2,457,000 in aggregate principal amount of Notes on April 11, 2008 and September 25, 2008, respectively, and, as of the date hereof, is the beneficial owner of $24,457,000 in aggregate principal amount of Notes;

WHEREAS, the Company and certain institutional accredited investors propose to enter a Facility Agreement pursuant to which such investors shall lend the Company an aggregate principal amount of up to $65,000,000, upon the terms and conditions set forth in the Facility Agreement (the “Financing”);

WHEREAS, Highbridge and the Company desire to, among other things, amend the Notes to provide that the Company shall have the right to redeem the Notes, at its election, at any time after their issuance at the price set forth in the Notes;

WHEREAS, Section 18 of the Notes provides, in pertinent part, that the written consent of the holders of Notes representing at least a majority of the aggregate principal amount of the Notes outstanding shall be required for any change or amendment to the Notes; and

WHEREAS, Highbridge is the holder of Notes representing at least a majority of the aggregate principal amount of the Notes outstanding.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth and for other valuable consideration, the Company and Highbridge hereby agree as follows:

1. Section 8(a) of each Note is hereby amended and restated in its entirety to read as follows:

“(a) Optional Redemption. The Company shall have the right to redeem all or any portion of the Conversion Amount then remaining under this Note as designated in the Optional Redemption Notice (an ‘Optional Redemption’). The portion of this Note subject to redemption pursuant to this Section 8 shall be redeemed by the Company in cash at a price equal to 100% of the Conversion Amount being redeemed (the ‘Optional Redemption Price’) on the Optional Redemption Date (as defined below). The Company may exercise its right to require redemption under this Section 8(a) by delivering a written notice thereof by facsimile and overnight courier to all, but not less than all, of the holders of Notes and the Transfer Agent (the ‘Optional Redemption Notice’ and the date all of the holders received such notice is referred to as the ‘Optional Redemption Notice

Date’), which Optional Redemption Notice shall be delivered promptly following such time as the Company closes on a debt financing transaction with certain institutional accredited investors, whereby such investors shall lend the Company an aggregate principal amount of at least $40,000,000 and up to $65,000,000, upon the terms and conditions set forth in a Facility Agreement to be entered into between the Company and such investors. The Optional Redemption Notice delivered shall be irrevocable and shall state (A) the date on which the Optional Redemption shall occur (the ‘Optional Redemption Date’) which date shall be no later than five (5) Trading Days after the Optional Redemption Notice Date and (B) the aggregate Conversion Amount of the Notes which the Company has elected to be subject to Optional Redemption from all of the holders of the Notes pursuant to this Section 8 (and analogous provisions under the Other Notes) on the Optional Redemption Date. All Conversion Amounts converted by the Holder after the Optional Redemption Notice Date shall reduce the Conversion Amount of this Note required to be redeemed on the Optional Redemption Date. Redemptions made pursuant to this Section 8 shall be made in accordance with Section 13.”

2. Section 8(b) of each Note is hereby amended to add a sentence at the end of the paragraph, which shall read in its entirety as follows:

“Notwithstanding anything else to the contrary contained herein, so long as the Company has delivered an Optional Redemption Notice to each holder of Notes, then the Company need not effect the redemption of each such holder’s Notes on the same Optional Redemption Date.”

3. Section 31(o) of each Note is hereby amended to add a new subsection (vii), which shall read in its entirety as follows:

“and (vii) in connection with the issuance of warrants to purchase Common Stock of the Company, and in connection with any Common Stock actually issued upon the exercise of such warrants, issued in connection with a debt financing transaction with certain institutional accredited investors providing for the incurrence of an aggregate principal amount of up to $65,000,000 of Indebtedness by the Company.”

4. Section 31(y) of each Note is hereby amended to add a new subsection (iv), which shall read in its entirety as follows:

“and (iv) Indebtedness in an aggregate principal amount of up to $65,000,000, together with any interest, fees and other amounts payable thereon or in connection therewith, incurred by the Company in connection with a debt financing transaction with certain institutional accredited investors.”

5. Promptly following the closing of the Financing, the Company shall deliver, by facsimile and overnight courier, a written notice of its election to redeem the Notes to all, but not less than all, of the holders of Notes and the Company’s transfer agent. Such notice shall be irrevocable and shall contain all of the information required to be contained in such notice pursuant to Section 8(a) of the Notes, as amended by this Amendment.

6. This Amendment shall be effective immediately upon the closing of the Financing. If the Financing does not occur on or before September 30, 2008, this Amendment shall be null and void and have no force or effect.

7. Except as expressly amended, modified and/or supplemented herein, all terms, covenants and provisions of the Notes are and shall remain in full force and effect and all references therein to the Notes, as applicable, shall henceforth refer to such instruments as amended by this Amendment.

8. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopy or electronic format (including pdf) shall be effective as delivery of a manually executed counterpart of this Amendment.

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IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

ISTA PHARMACEUTICALS, INC.

By:	/s/ Vicente Anido, Jr., Ph.D.
	Name:	Vicente Anido, Jr., Ph.D.
	Title:	President and Chief Executive Officer

HIGHBRIDGE INTERNATIONAL LLC
By: Highbridge Capital Management, LLC,
Its: Trading Manager

By:	/s/ Adam J. Chill
	Name:	Adam J. Chill
	Title:	Managing Director